Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2008
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- Positive results for first Albuferon® Phase 3 trial announced in December 2008; data from second trial expected March 2009 -
- Phase 3 trials of darapladib for cardiovascular disease and Syncria® for type 2 diabetes initiated by GlaxoSmithKline (GSK) -
- $106 million of convertible debt repurchased for $50 million in cash -
- 2009 revenue expected to grow to $250 million; at least $150 million from delivery of ABthrax™ to Strategic National Stockpile -
ROCKVILLE, Maryland — Feb. 26, 2009 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter and full year ended December 31, 2008, and provided highlights of recent key developments.
“HGS continues to make substantial progress toward the commercialization of our late-stage products,” said H. Thomas Watkins, President and Chief Executive Officer. “With initiation of the delivery of ABthrax to the Strategic National Stockpile in late January, we achieved the first product sales in our history — and ABthrax will generate at least $150 million in revenue in early 2009. In December 2008, we reported our company’s first Phase 3 results for Albuferon in chronic hepatitis C, and the data were positive. We will have results of the second Albuferon Phase 3 trial in March 2009, and the results of our two Phase 3 trials of LymphoStat-B in July and November 2009. GlaxoSmithKline has advanced both darapladib for cardiovascular disease and Syncria for type 2 diabetes to Phase 3 development, and we have substantial financial rights to both of these promising products. We continue to have a strong cash position, strong partners in GSK and Novartis, and multiple product opportunities to drive future value.”

HGS also announced that it has repurchased $106.2 million principal amount of its outstanding convertible debt at a cost of $50.0 million in cash. The repurchase includes $82.9 million principal amount of the Company’s 2 1/4% Convertible Subordinated Notes Due October 2011, and $23.3 million principal amount of the Company’s 2 1/4% Convertible Subordinated Notes Due August 2012.
“We are pleased that we were able to capitalize on an opportunity to further strengthen our balance sheet by reducing our debt at reasonable prices,” said Tim Barabe, Senior Vice President and Chief Financial Officer, HGS. “Our cash position remains strong and is sufficient to take us through the availability of Phase 3 data and the filing of marketing applications for our lead products, while also funding development of our product pipeline.”
FINANCIAL RESULTS
HGS reported increased revenues of $48.2 million for the year ended December 31, 2008, compared with revenues of $41.9 million for the same period in 2007. Revenues for 2008 included $35.4 million recognized from the Albuferon agreement with Novartis, and $6.5 million in revenue recognized from the LymphoStat-B agreement with GSK.
The Company reported a net loss for 2008 of $244.9 million ($1.81 per share), compared with a net loss of $262.4 million ($1.95 per share) for 2007. The decreased net loss for 2008 was due primarily to a gain on the sale of CoGenesys stock of $32.5 million ($0.24 per share), partially offset by a decrease in investment income and a charge for impaired investments in debt issued by Lehman Brothers Holdings, Inc., of $6.3 million ($0.04 per share).
Net cash burn for 2008 totaled $244.8 million, compared with $179.9 million in 2007. The increase in net cash burn primarily reflected variability in the timing of cost-sharing reimbursements related to HGS products in Phase 3 development. (For information on the calculation of this non-GAAP financial measure, visit www.hgsi.com/images/Q4results/netcashburn.pdf.) In financial guidance provided in January 2009, HGS indicated an expected net cash burn for full-year 2009 of less than $25 million.
As of December 31, 2008, cash and investments totaled $372.9 million, of which $294.2 million was unrestricted and available for operations. This compares with cash and investments totaling $603.8 million as of the end of December 31, 2007, of which $532.9 million was unrestricted and available for operations.
For the fourth quarter ended December 31, 2008, HGS reported revenues of $12.9 million, compared with revenues of $12.5 million for the same period in 2007. Fourth quarter 2008 revenues included $8.9 million recognized from the Albuferon agreement with Novartis, and $1.6 million recognized from the LymphoStat-B agreement with GSK.
The Company’s net loss in the fourth quarter of 2008 was $55.7 million ($0.41 per share), compared with a net loss of $92.9 million ($0.69 per share) in the fourth quarter of 2007. The decrease was due primarily to reduced clinical development spending related to the winding down of Albuferon Phase 3 trials. In addition, the fourth quarter 2007 net loss included $16.9 million ($0.13 per share) in expenses related to the licensing and collaboration agreement entered into with Aegera Therapeutics.

HIGHLIGHTS OF RECENT PRODUCT PROGRESS
ABthrax™: At Least $150 Million Expected for Delivery to Stockpile
In January 2009, HGS began delivery of 20,000 doses of ABthrax (raxibacumab) to the U.S. Strategic National Stockpile for emergency use in the treatment of inhalation anthrax. The Company expects to receive at least $150 million from this sale in 2009, with most of the revenue expected in the first quarter. ABthrax is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS). Also under the contract, the Company plans to file a Biologics License Application (BLA) with the FDA in the second quarter of 2009. HGS will receive an additional $15 million from the U.S. Government upon FDA licensure of ABthrax.
Albuferon®: Positive Data Announced for First of Two Phase 3 Trials in Chronic Hepatitis C Patients; Results of Second Phase 3 Trial Expected in March 2009
In December 2008, HGS reported that Albuferon (albinterferon alfa-2b) met its primary endpoint of non-inferiority to peginterferon alfa-2a (Pegasys) in ACHIEVE 2/3, the Phase 3 clinical trial of Albuferon in treatment-naive patients with genotypes 2 and 3 chronic hepatitis C. The data showed that the rate of sustained virologic response was comparable for the 900-mcg dose of Albuferon administered every two weeks, vs. the standard 180-mcg dose of peginterferon alfa-2a administered once weekly. Rates of serious adverse events, severe adverse events and discontinuations due to adverse events were also comparable. ACHIEVE 1, the second Albuferon Phase 3 clinical trial, is being conducted in treatment-naive patients with genotype 1 chronic hepatitis C; data are expected in March 2009. Assuming success in Phase 3, HGS expects that global marketing applications will be filed in fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
LymphoStat-B®: Phase 3 Results Expected in July and November 2009
BLISS-52 and BLISS-76, the ongoing Phase 3 trials of LymphoStat-B (belimumab), are the largest clinical trials ever conducted in lupus patients. HGS expects to report the first Phase 3 data for LymphoStat-B in July 2009 from the BLISS-52 trial, with results from BLISS-76 anticipated in November 2009. LymphoStat-B is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
Darapladib: GSK Initiates Phase 3 Development Program
In December 2008, GSK initiated STABILITY, the first Phase 3 clinical trial to evaluate the efficacy and safety of treatment with the investigational Lp-PLA2 inhibitor darapladib to reduce the risk of cardiovascular events in men and women with chronic coronary heart disease. More than 15,000 patients will participate in STABILITY. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.

Syncria®: GSK Initiates Phase 3 Development; HGS to Receive $9 Million Milestone
In February 2009, GSK announced initiation of a Phase 3 clinical trial program to evaluate the efficacy, safety and tolerability of Syncria (albiglutide) in the long-term treatment of type 2 diabetes mellitus. Syncria is a novel long-acting form of GLP-1 (glucagon-like peptide 1) created by HGS using its proprietary albumin-fusion technology, and licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million — including $24 million received to date and an additional $9 million milestone payment to be received in the first quarter of 2009. HGS is also entitled to single-digit royalties on worldwide sales if Syncria is commercialized.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 5 PM Eastern time. Investors may listen to the call by dialing 866-454-4204 or 913-312-0847, passcode 7528146, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 7528146. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Albuferon successfully met its primary endpoint in the first of two Phase 3 trials in chronic hepatitis C; results of the second Albuferon Phase 3 trial are expected in March 2009. Two Phase 3 clinical trials of LymphoStat-B are ongoing, with results expected in July and November 2009.
In January 2009, HGS began delivery of 20,000 doses of ABthrax™ (raxibacumab) to the U.S. Strategic National Stockpile for use in the event of an emergency for the treatment of inhalation anthrax. The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development as a potential treatment for coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development as a potential treatment for type 2 diabetes.

For more information about HGS, please visit the Company’s website at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, while the Company has begun shipment of ABthrax to the U.S. Strategic National Stockpile, the Company will continue to face risks related to acceptance of future shipments and FDA’s approval of the Company’s Biologics License Application for ABthrax, if and when it is submitted. If the Company is unable to meet requirements associated with the ABthrax contract, future revenues from the sale of ABthrax to the U.S. Government will not occur. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$12,906	$12,526	$48,422	$41,851

Costs and expenses:
Research and development(a)	48,516	87,312	242,710	245,745
General and administrative(b)	14,860	16,125	60,865	55,874
Lease termination and restructuring credits	—	—	—	(3,673)

Total costs and expenses	63,376	103,437	303,575	297,946

Income (loss) from operations	(50,470)	(90,911)	(255,153)	(256,095)
Investment income	4,903	7,859	23,487	32,988
Interest expense	(9,894)	(9,841)	(39,483)	(39,341)
Charge for impaired investments	(235)	—	(6,284)	—
Gain on sale of long-term equity investment	—	—	32,518	—

Income (loss) before taxes	(55,696)	(92,893)	(244,915)	(262,448)
Provision for income taxes	—	—	—	—

Net income (loss)	$(55,696)	$(92,893)	$(244,915)	$(262,448)

Net income (loss) per share, basic and diluted	$(0.41)	$(0.69)	$(1.81)	$(1.95)

Weighted average shares outstanding, basic & diluted	135,518,032	134,669,590	135,406,642	134,333,418

(a)	Includes stock-based compensation expense of $2,704 ($0.02 per share) and $3,454 ($0.03 per share) for the three months ended December 31, 2008 and 2007, respectively. Includes stock-based compensation expense of $10,541 ($0.08 per share) and $13,278 ($0.10 per share) for the twelve months ended December 31, 2008 and 2007, respectively.

(b)	Includes stock-based compensation expense of $1,941 ($0.01 per share) and $1,807 ($0.02 per share) for the three months ended December 31, 2008 and 2007, respectively. Includes stock-based compensation expense of $8,052 ($0.06 per share) and $8,413 ($0.07 per share) for the twelve months ended December 31, 2008 and 2007, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31, 2008	December 31, 2007
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$372,939	$603,840
Total assets (c)	674,164	949,105
Total debt and lease financing	756,477	754,099
Total stockholders’ deficit	(241,375)	(11,902)

(c)	Includes $69,360 and $70,931 in restricted investments at December 31, 2008 and December 31, 2007, respectively.
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